UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 17, 2017

CurAegis Technologies, Inc.

(Exact name of registrant as specified in its charter)

New York	000-24455	16-1509512
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1999 Mt. Read Blvd, Bldg. 3, Rochester, New York	14615
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	585-254-1100

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

CurAegis personnel will be attending and presenting at the 10th International Conference on Managing Fatigue March 20-24, 2017 in San Diego, CA.

Our Chief Scientific Officer for the CURA division, Dr. Melissa Mallis, will be presenting on five topics throughout the conference including the keynote speech on March 22nd. Matt Kenyon, Director of Technology, and Leigh White, EVP of Corporate Development, are speaking and participating in panel discussions on Wednesday March 22nd. Dr. Laura Barger, Dr. Rich Hanowski, and Dr. Torbjörn Åkerstedt of our Scientific Advisory Board are also presenting at the conference.

The CURA System beta, with a regional trucking company, started on January 30, 2017 has successfully completed phase 1 and will continue with phase 2 in April. The company will be expanding the beta phase to include additional market verticals in the second quarter. Following the beta phase, the company plans to launch their CURA System pilot program with production shipments commencing in late Q2 and early Q3.

The company also announced that the iOS app for the CURA System has been approved by Apple® and is available on the App Store to download for our upcoming launch. Access to the app is restricted to customers using our myCadian watches and monitoring.

Apple is a registered trademark of Apple Inc.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

This current report contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors and other factors affecting the operation of CurAegis Technologies, Inc. business. More detailed information about these factors may be found in filings by CurAegis Technologies, Inc. with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. CurAegis Technologies, Inc. is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CurAegis Technologies, Inc.

March 17, 2017	By:	/s/ Richard A. Kaplan
Richard A. Kaplan
Chief Executive Officer